Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of MVB Financial Corp. and Subsidiaries of our report dated March 10, 2022, with respect to the consolidated financial statements of MVB Financial Corp. and Subsidiaries and the effectiveness of internal control over financial reporting, included in MVB Financial Corp. and Subsidiaries’ Annual Report on Form 10-K for the year ended December 31, 2021. We also consent to the reference to our firm under the caption “Experts” in this registration statement.

/s/ FORVIS, LLP (Formerly, Dixon Hughes Goodman LLP)

Tampa, Florida

January 24, 2023